EXHIBIT 12.1
STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in thousands)

	Six Months
	Ended
	September 30,		Year Ended		Year Ended		Year Ended		Year Ended	Year Ended
	2006		March 31,		March 31,		March 31,		March 31,	March 31,
	(Unaudited)		2006		2005		2004		2003	2002
Consolidated pretax income (loss) from continuing operations	$(8,002)		(17,946)		(27,352)		(16,944)		2,223	(2,948)
Net amortization of debt issuance expense	1,610		3,001		2,487		2,191		1,626	1,420
Interest expense	18,015		34,623		31,600		31,984		27,048	28,553
Interest portion of rental expense	530		1,059		1,423		1,442		1,507	1,579

Earnings	$12,153		20,737		8,158		18,673		32,404	28,604

Interest expense	$18,015		34,623		31,600		31,984		27,048	28,553
Net amortization of debt issuance expense	1,610		3,001		2,487		2,191		1,626	1,420
Interest portion of rental expense	530		1,059		1,423		1,442		1,507	1,579

Fixed Charges	$20,155		38,683		35,510		35,617		30,181	31,552

Ratio of Earnings to Fixed Charges	(a	)	(a	)	(a	)	(a	)	1.07x	(a	)

(a)	The deficiency of earnings required to cover fixed charges for the six months ended September 30, 2006 and the fiscal years ended March 31, 2006, 2005, 2004 and 2002 was $8,002, $17,946, $27,352, $16,944 and $2,948, respectively. The deficiency of earnings to cover fixed charges is computed by subtracting earnings before fixed charges, income taxes and discontinued operations from fixed charges. Fixed charges consist of interest expense, net amortization of debt issuance expense (recorded as a component of interest expense in both the consolidated and condensed consolidated financial statements) and that portion of operating lease rental expense which we deem to be representative of interest. The deficiency of earnings required to cover fixed charges includes depreciation of property, plant and equipment, amortization of goodwill (in fiscal year ended March 31, 2002) and other assets and non-cash charges which are reflected in cost of sales, selling, general and administrative expenses and other expense in the following amounts (in thousands):

	Six Months
	Ended	Fiscal Year Ended
	September 30,	March 31,
	2006	2006	2005	2004	2002
Depreciation	$9,259	19,130	22,594	23,587	26,209
Amortization	22	353	457	675	4,175
Non-cash charges, net	—	2,665	1,768	3,753	4,723

Total	$9,281	22,148	24,819	28,015	35,107